SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC 20549



                               FORM 8-K

                            CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported): March 22, 1999



                      BLOWOUT ENTERTAINMENT, INC.
          (Exact Name of Registrant as Specified in Charter)



Delaware			                     0-21327			              84-0498950
(State or other         (Commission File Number)      (IRS Employer
Jurisdiction of                                    Identification No.)
Incorporation)

                      7700 NE Ambassador Place
                    One Airport Center, 2nd Floor
                         Portland, Oregon                  97220
              (Address of Principal Executive Office)    (Zip Code)


Registrant's telephone number, including area code:  (503) 331-2729



                          Not Applicable
   (Former Name or Former Address, if Changed Since Last Report)

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

On March 22, 1999, Blowout Entertainment, Inc. (the "Registrant") filed a voluntary petition in the United States Bankruptcy Court for Delaware (the "Bankruptcy Court"), Case No. 99-681, for protection under Chapter 11 of the United States Bankruptcy Code. Immediately prior to the filing of its Chapter 11 petition, the Registrant entered into an agreement for the sale of substantially all of its assets. The Registrant will continue to operate as a debtor-in-possession, with its existing officers and directors, subject to the supervision and orders of the Bankruptcy Court. As of the date of this report, no plan of reorganization has been filed by the Registrant and no trustee has been appointed.

ITEM 5. OTHER EVENTS

Immediately prior to the filing of its Chapter 11 petition, the Registrant entered into an Asset Purchase Agreement with MGA Inc. d/b/a/ Movie Gallery ("Movie Gallery") pursuant to which the Registrant agreed to sell substantially all of its assets to Movie Gallery for an aggregate purchase price of $2.4 million. The purchase price was the result of arm's-length negotiations between the parties. After the closing, Movie Gallery is expected to continue the Registrant's approximately 90 store-within-a-store video rental and sales operations. Closing on the sale is subject to Bankruptcy Court approval.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the regis-trant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



BLOWOUT ENTERTAINMENT, INC.
(Registrant)


By:  /s/ Thomas D. Berkompas
     -----------------------------------
     Thomas D. Berkompas, Vice President
       and Chief Financial Officer


Dated: March 23, 1999